EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT

Name                                Jurisdiction of Incorporation
----                                -----------------------------
dELiA*s Operating Company           Delaware
dELiA*s Distribution Company        Delaware
dELiA*s Retail Company              Delaware
dELiA*s Interactive Company         Delaware
dELiA*s Japan Company               Delaware
dELiA*s Delaware Company            Delaware
dELiA*s Foreign Sales Corporation   Barbados